Exhibit 10.3

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 1 TO AMENDED AND RESTATED

PROGRAM AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED PROGRAM AGREEMENT (this “Amendment”), dated as of this 23rd day of November, 2009, is by and between Santa Barbara Bank & Trust (“SBBT”), a division of Pacific Capital Bank, N.A., a national banking association, with its principal office at 5770 Oberlin Drive, San Diego, CA, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, with its principal office at 3 Sylvan Way, Parsippany, NJ 07054.

W I T N E S S E T H:

WHEREAS, SBBT and JHI are parties to that certain Amended and Restated Program Agreement, dated September 21, 2007, as such terms are amended from time to time (the “Agreement”); and

WHEREAS, the parties wish to amend certain terms of the Agreement for the 2010 Tax Season as more fully set forth herein.

NOW THEREFORE, in consideration of the promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 1.1 (b) of the Agreement is hereby modified to read as follows:

“Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of SBBT or another financial institution that provided financial products facilitated by EROs and such customer received a RAL or a funded Federal AR from SBBT or such other financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer.” Funded shall mean the customers IRS or State deposit is large enough to pay the Federal or State Account Handling Fee and Technology Fee.

2.	Section 2.1 (c) of the Agreement is hereby amended by adding the following new sentences to the end of the paragraph:

For Tax Season 2010, SBBT shall be the sole, exclusive and designated Financial Product provider for the ERO Locations located in all states and the District of Columbia other than: Florida, Kentucky, Oklahoma and Texas (For purposes of the 2010 Tax Season such ERO locations shall be referred to as “Designated ERO Locations”). In addition, SBBT shall be the provider (on a non-exclusive basis) of certain Financial Products in ERO Locations located in the states of: Florida, Kentucky, Oklahoma and Texas (as appropriate, such locations shall be included in Designated ERO Locations and customers receiving such funded Financial Products shall be 2010 SBBT Customers). SBBT shall only provide the following Financial Products in the ERO Locations located in the states of: Florida,

Kentucky, Oklahoma and Texas (as appropriate, such locations shall be included in Designated ERO Locations and customers receiving such funded Financial Products shall be 2010 SBBT Customers). SBBT shall only provide the following Financial Products in the states of Florida, Kentucky, Oklahoma and Texas: Money Now Loans, and the related Refund Anticipation Loan (and in the case of denials, the related Assisted Refund). The parties agree that their relationship with respect to Financial Products for any online tax preparation service shall be governed by a separate agreement.

3.	Section 2.2 (c) of the Agreement is hereby modified to read as follows:

For Tax Season 2010, JHI shall designate SBBT as the sole and exclusive Financial Product provider under the Program for EROs [*].

4. Section 4.1 (c) of the Agreement is hereby modified to read as follows:

SBBT shall pay to JHI for Tax Season 2010 the following payments in the following manner:

(i)	an amount equal to: [*]; and

(ii)	an amount equal to: [*].

5.	The first sentence of Section 4.1 (d) of the Agreement is hereby deleted.

6.	Section 9.4 of the Agreement is hereby modified to add the following to the end of the paragraph:

For the avoidance of doubt, the provisions of this Section 9.4 are applicable to a breach of the last two sentences of Section 2.2(c).

7.	Except as expressly amended and modified hereby, the Agreement shall otherwise remain in full force and effect. Whenever a provision of the Agreement is contrary or inconsistent with a provision of this Amendment, the terms of the Amendment shall control. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement

8.	This Amendment shall become effective upon its execution by SBBT and JHI and, upon such execution, this Amendment shall be deemed effective, and shall become a binding agreement by and between SBBT and JHI.

9.	This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have set forth their signatures as of the date first above written.

SANTA BARBARA BANK & TRUST, a division of Pacific Capital Bank, N.A., a National Banking Association		JACKSON HEWITT INC., a Virginia corporation

By:	/s/ Douglas A. Burcombe	By:	/s/ Harry W. Buckley
	Douglas A. Burcombe		Harry W. Buckley
	Vice President		President and Chief Executive Officer